EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Global Telecommunication Solutions, Inc.:

We consent to incorporation by reference to the registration statements on Form S-8 (Nos. 333-21339 and 333-59703) and on Form S-3 (Nos. 333-6925, 333-19005 and
333-68577) of Global Telecommunication Solutions, Inc. of our report dated March 20, 2000, relating to the consolidated balance sheets of Global Telecommunication Solutions, Inc. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations and comprehensive loss, stockholders' equity (deficit) and cash flows for each of the years in the two -year period ended December 31, 1999, which report appears in the December 31, 1999 Annual Report on Form 10-KSB of Global Telecommunication Solutions, Inc.

Our report dated March 20, 2000, contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and has a significant net working capital deficiency at December 31 1999, which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

                                                WISS & COMPANY, LLP

March 20, 2000
Livingston, New Jersey


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